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EXHIBIT 2

Loan No.:      1910251-0001

PROMISSORY NOTE No. 01

$10,000,000.00	June 22, 2001

    FOR VALUE RECEIVED, TODD-AO STUDIOS WEST, a(n) California corporation and TODD-AO STUDIOS EAST, INC., a New York corporation (collectively "Maker"), promises to pay to the order of HELLER FINANCIAL LEASING, INC., a Delaware corporation (together with any holder of this Note, "Payee"), at its office located at 500 West Monroe Street, Chicago, Illinois 60661, or at such other place as Payee may from time to time designate, the principal sum of $10,000,000.00, together with interest thereon at a rate per annum equal to the Base Rate (hereafter defined), plus3.25%, payable in sixteen (16) consecutive quarterly installments of principal plus interest commencing October 1, 2001, and continuing on the same day of each consecutive calendar quarter thereafter until this Note is fully paid. The first fifteen (15) such quarterly installments shall each be in the principal amount of $533,333.33, plus accrued interest, and the final quarterly installment shall be in the amount of the entire then outstanding principal balance hereunder, plus all accrued and unpaid interest, charges and other amounts owing hereunder or under the Security Agreement (defined below). All payments shall be applied first to interest and then to principal. Interest shall be computed on the basis of a 360-day year and charged for the actual number of days elapsed. Maker shall make an interest only initial payment on July 1, 2001, of all accrued interest from the date of this Note through June 30, 2001.

    For purposes of this Note, the term "Base Rate" means, for each calendar quarter, a rate of interest per annum equal to:

    (a) the offered rate for deposits in U.S. dollars in an amount comparable to the then outstanding principal balance hereunder in the London interbank market for the relevant quarter that is published by the British Bankers' Association and which appears on Telerate Page 3750, or any other source utilized by Payee, as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of the relevant quarter or, if for any reason such a rate is not published by the British Bankers' Association on Telerate or any other source utilized by Payee, the rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Payee determines that U.S. dollars in an amount comparable to the then outstanding principal balance hereunder are being offered to prime banks for the relevant quarter at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of the relevant quarter for settlement in immediately available funds by leading banks in the London interbank market selected by Payee; divided by

    (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of the relevant quarter (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; such rate to be rounded upward to the next whole multiple of one-sixteenth of one percent (.0625%).

    For the initial funding quarter (or any fraction thereof) under this Note, the interest rate hereunder shall be the Base Rate in effect on the day of funding, plus 3.25%.

    It is the intent of the parties to comply strictly with applicable usury laws. Notwithstanding anything herein to the contrary, in no event shall interest contracted for, taken, charged, reserved or received hereunder ever exceed the highest non-usurious interest permitted under applicable law and if any such excess interest is taken, received or collected, then such excess shall be deemed the result of a mathematical error and shall be applied as a reduction of principal and any remainder refunded to the Maker.

    This Note is secured by the collateral described in the Master Security Agreement dated the      day of      , 2001, between Maker and Payee (the "Security Agreement;" and together with all related documents and instruments, the "Loan Documents") to which reference is made for a statement of the nature and extent of protection and security afforded, certain rights of Payee and certain rights and obligations of Maker.

    Upon 45 days prior written notice to Payee, Maker may prepay in whole, but not in part, the then entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon to the date of such prepayment, provided that in addition to such prepayment, Maker shall pay (i) any and all other sums then due under any of the Loan Documents, plus (ii) the Prepayment Fee (defined below). As used herein the term "Prepayment Fee" means a sum equal to 1.5% of the principal balance prepaid by which the date of the prepayment precedes the second one year anniversary from the Note date. The Prepayment Fee represents liquidated damages to Payee for the loss of its bargain and not a penalty. The Prepayment Fee shall also be due upon the acceleration of the maturity date hereof following the occurrence of any Event of Default (as defined in the Security Agreement).

    Time is of the essence hereof. If payment of any installment or any other sum due under this Note or the Loan Documents is not paid when due, Maker agrees to pay a late charge equal to the lesser of (i) five cents per dollar on, and in addition to, the amount of each such payment, or (ii) the maximum amount Payee is permitted to charge by law. In the event of the occurrence of an Event of Default (as defined in the Security Agreement), then the entire unpaid principal balance hereof with accrued and unpaid interest thereon, together with all other sums payable under this Note or the Loan Documents, shall, at the option of Payee and without notice or demand, become immediately due and payable, such accelerated balance bearing interest until paid at the rate of 3.0% per annum above the then otherwise applicable interest rate hereunder.

    Maker and all endorsers, guarantors or any others who may at any time become liable for the payment hereof hereby consent to any and all extensions of time, renewals, waivers and modifications of, and substitutions or release of security or of any party primarily or secondarily liable on, or with respect to, this Note or any of the Loan Documents or any of the terms and provisions thereof that may be made, granted or consented to by Payee, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee, without joinder of the others as parties thereto, and that Payee shall not be required to first foreclose, proceed against, or exhaust any security herefor, in order to enforce payment of this Note by any one or more of them. Maker and all endorsers, guarantors or any others who may at any time become liable for the payment hereof hereby severally waive presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection with this Note, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and, without limiting any provision of any of the Loan Documents, agree to pay, if permitted by law, all expenses incurred in collection, including reasonable attorneys' fees, and hereby waive all benefits of valuation, appraisement and exemption laws.

    THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. AT PAYEE'S ELECTION AND WITHOUT LIMITING PAYEE'S RIGHT TO COMMENCE AN ACTION IN ANY OTHER JURISDICTION,

MAKER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT (FEDERAL, STATE OR LOCAL) HAVING SITUS WITHIN THE STATE OF ILLINOIS, EXPRESSLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE BY CERTIFIED MAIL, POSTAGE PREPAID, DIRECTED TO THE LAST KNOWN ADDRESS OF MAKER, WHICH SERVICE SHALL BE DEEMED COMPLETED WITHIN TEN DAYS AFTER THE DATE OF MAILING THEREOF.

    MAKER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. THIS WAIVER IS INFORMED AND FREELY MADE. MAKER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT PAYEE HAS ALREADY RELIED ON THE WAIVER IN MAKING THE LOAN EVIDENCED BY THIS NOTE, AND THAT PAYEE WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS. MAKER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

WITNESS/ATTEST	TODD-AO STUDIOS WEST a California corporation
By:

Name:

Title:
WITNESS/ATTEST	TODD-AO STUDIOS EAST a New York corporation
By:

Name:

Title:

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EXHIBIT 2
PROMISSORY NOTE No. 01